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                                                                   EXHIBIT 10.19

                 PRODUCT DEVELOPMENT AND DISTRIBUTION AGREEMENT

               THIS PRODUCT DEVELOPMENT AND DISTRIBUTION AGREEMENT ("Agreement") is made and entered into as of the 1st day of June, 2000 ("Effective Date") by and between JG Engine Dynamics, Inc, a California corporation, Automotive Systems Group Inc., a California corporation (collectively the Licensor) and Edelbrock Corporation, a Delaware corporation ("Edelbrock").

                                    RECITALS

        A. Licensor owns Licensed Products (defined below) and related Intellectual Property Rights.

        B. Edelbrock is interested in obtaining an exclusive license to manufacture, market, distribute and sell Licensed Products and to use Licensor Technology (defined below) in order to create jointly owned New Products (defined below) and to manufacture, market, distribute and sell New Products.

        C. The parties desire to collaborate on certain projects to develop Joint Technology (defined below).

               NOW, THEREFORE, in consideration of the premises and mutual covenants in this Agreement, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1.      DEFINITIONS

1.1 "Confidential Information" means information not generally known to the public that has independence economic value or which would constitute a trade secret under the Uniform Trade Secrets Act, and which is used, developed, owned or obtained by a party relating to that party's business or this Agreement, including without limitation, technical information, know-how, technology, prototypes, manuals, ideas, inventions, improvements, data, files, customer lists, accounting records, software programs and related documentation and all copies and tangible embodiments thereof (in whatever form or medium). Confidential Information does not include any information that: (i) has entered into the public domain through no wrongful act or breach of any confidentiality obligation on the part of the receiving party or any third party; (ii) was in the lawful knowledge and possession of, or was independently developed by, the receiving party prior to the time it was disclosed to, or learned by, the receiving Licensors evidenced by written records kept in the ordinary course of business by the receiving party, or by written or other documentary proof of actual use by the receiving party; (iii) was rightfully received from a third party not in violation of any contractual, legal or fiduciary obligation by such third party or (iv) was approved for release by the Licensor of such information.


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1.2     "Improvements" means any and all enhancements, improvements and/or modifications of or to any technology.

1.3 "Intellectual Property Rights" means any and all rights in and to trademarks, trade names, service marks, trade secrets, trade dress, Patents, logos, brand features, Internet domain names and corporate names, together with all goodwill associated therewith, and any translations, adaptations, derivations or combinations of the foregoing, rights of publicity, copyrights and copyrightable works, software programming (including, without limitation, systems, documentation, data, data formats and files, object code and source code), know-how, "show-how," Patent registrations and applications, and renewals of any of the foregoing, and any similar rights of any type under the laws of any applicable government authority, issues or licensed to a party, and any and all corresponding rights that, now or hereafter, may be secured throughout the world. For the purposes of this Agreement this definition applies to Licensed Products only.

1.4 "Joint Technology" means any technology developed as a result of the parties' collaborative efforts, including, without limitation, all inventions (whether or not patentable and whether or not reduced to practice), Patents, and other proprietary information, data, technology, know-how, methods, templates, software codes, documentation, tools, interfaces, trade secrets, Improvements, algorithms, libraries, design flows, processes, databases, mechanical and electronic hardware, electronic components, computers and their parts, computer languages, programs and their documentation, encoding techniques, articles, writings, compositions, works of authorship and other proprietary materials that are used, conceived or reduced to practice by the parties in connection with this Agreement.

1.5 "Edelbrock Technology" means any technology owned by Edelbrock, including, without limitation, all inventions (whether or not patentable and whether or not reduced to practice), Patents, and other proprietary information, data, technology, know-how, methods, templates, software codes, documentation, tools, interfaces, trade secrets, Improvements, algorithms, libraries, design flows, processes, databases, mechanical and electronic hardware, electronic components, computers and their parts, computer languages, programs and their documentation, encoding techniques, articles, writings, compositions, works of authorship and other proprietary materials that are used, conceived or reduced to practice by Edelbrock.

1.6 "Licensor Technology" means any technology, included in the Licensed Products, that is owned by Licensor, including, without limitation, all inventions (whether or not patentable and whether or not reduced to practice), Patents, and other proprietary information, data, technology, know-how, methods, templates, software codes, documentation, tools, interfaces, trade secrets, algorithms, Improvements, libraries, design flows, processes,


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        databases, mechanical and electronic hardware, electronic components, computers and their parts, computer languages, programs and their documentation, encoding techniques, articles, writings, compositions, works of authorship and other proprietary materials that are used, conceived or reduced to practice by Licensor.

1.7 "Licensed Products" means all non-U.S. automotive aftermarket products (excluding Alfa Romeo) developed and owned by Licensor, including, without limitation, cam shafts, intake manifolds, aluminum cylinder heads, exhaust systems, including both headers and cat-back systems, suspension, throttle bodies, miscellaneous chrome, parts and accessory parts and all Improvements thereto. Licensed Products do not include customized products made by Licensor for direct sales to Licensor customers, customized means unique one of a kind product.

1.8 "Net Sales" means the gross invoice price of the Licensed Products and New Products, less the following: (i) returns or product warranties or alleged defects or refusals; and (ii) associated transaction-related taxes including, without limitation, sales and duty taxes.

1.9 "New Products" means any new products or parts developed by Edelbrock which are based upon the Licensed Products and may incorporate Edelbrock created Improvements that are not based upon Licensed Products. If Edelbrock develops new products or parts with the intent to utilize Licensor's name on such new products or parts, Licensor will approve any such name on a case-by-case basis. Edelbrock may not use Licensor's name in connection with a new product or part without paying a five (5%) percent royalty to Licensor for the life of the part/product and must receive prior approval from Licensor to use Licensor's name on any new part or product prior to Edelbrock's manufacture or production. As long as this Agreement is in full force and effect either party agrees not to develop products that compete with Licensed Products.

1.10 "Patents" means any and all patents, patent applications, patent disclosures or foreign equivalents and all extensions, reissues, divisions, continuations and continuations-in-part related thereto, as well as any foreign patent applications that may be filed thereon and all patents or legal equivalents in a foreign country that may be issued.

1.11 "Royalty Report" means a written report setting forth each pertinent monthly period and the type and quantity of Licensed Products and New Products sold pursuant to this Agreement.

1.12    "Territory" means the entire world.

2.      LICENSE

2.1 Licensed Products. Subject to the terms and conditions of this Agreement, Licensor grants to Edelbrock an exclusive, royalty-bearing, worldwide, perpetual, right and license (with a


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        right to sublicense) under Licensor's Intellectual Property Rights to manufacture, market, distribute, package, label and sell Licensed Products in the Territory.

2.2 New Products. Subject to the terms and conditions of this Agreement, Licensor grants to Edelbrock an exclusive, royalty-bearing, worldwide, perpetual, right and license (with a right to sublicense) under Licensor's Intellectual Property Rights to develop, manufacture, market, distribute, package, label and sell New Products in the Territory. Licensor shall immediately cease all manufacture of current new like products upon development of like new products by Edelbrock.

2.3 Licensor Technology. Subject to the terms and conditions of this Agreement, Licensor grants to Edelbrock an exclusive, worldwide, perpetual, right and license, under Licensor's Intellectual Property Rights, to use Licensor Technology in connection with: (i) the development of Improvements; and (ii) the development of New Products. Edelbrock has the right to grant sublicenses in and to the Licensor Technology in connection with its rights under this Agreement.

2.4 Sublicense. Upon mutual consent of the parties hereto, Edelbrock has the right to grant sublicenses to any or all the licensed rights set forth in this Section 2 to third parties. Any such sublicense entered into by Edelbrock is to be in a writing consistent with the terms of this Agreement.

3.      PAYMENTS

        Edelbrock shall pay to Licensor royalties on sales of Licensed Products and New Products in accordance with the terms set forth in Exhibit B, attached hereto.

4.      ACCOUNTING

4.1 Royalty. All payments made pursuant to this Agreement shall be in U.S. dollars at the official rate of exchange prevailing in the U.S. on the date of remittance.

4.2 Set Off. Edelbrock shall have a right of set off against amounts owed to Licensor hereunder for any claims Edelbrock may have against Licensor consistent with all applicable laws now or hereafter in effect.

5.      RECORDS

5.1 Record Keeping. Edelbrock shall keep correct and complete records and books of account covering all transactions relating to this Agreement. Edelbrock agrees to permit, no more than once a year, at Licensor's expense and reasonable request, an independent certified public accountant selected by Licensor to have access during ordinary business hours to such records and books of account and all other documents and materials in the possession


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        and under the control of Edelbrock relating to the subject matter of this Agreement. Such accountant shall agree in writing to keep confidential all information disclosed to it by Edelbrock provided, however, that such accountant may disclose to Licensor only that information which relates to solely the accuracy or preparation of, or which should properly have been contained in, the royalty report required hereunder. Such information is deemed the Confidential Information of the Edelbrock.

5.2 Period of Record Retention. Edelbrock shall keep all such records and books of account for a minimum of three (3) years as it retains such documents in the ordinary course of its business.

5.3 Deficiency of Royalty Due. If any audit or examination reveals any inconsistencies or mistakes, then: (i) in the case of an underpayment, Edelbrock shall make the appropriate payment to Licensor promptly; or
        (ii) in the case of an overpayment, Edelbrock will deduct such amount from the next royalty payment.

6.      COLLABORATION

6.1 Efforts. From time to time, the parties agree to collaborate with each other on projects to develop Joint Technology.

6.2 Licensor Technology. Licensor grants to Licensee, a limited, non-exclusive right and license, under Licensor's Intellectual Property Rights, to use Licensor Technology to develop Joint Technology and in connection with the manufacture, distribution and sale of products that include Joint Technology.

6.3 Licensee Technology. Licensee grants to Licensor, a limited, non-exclusive right and license, under Licensor's Intellectual Property Rights, to use Licensee Technology solely to develop Joint Technology and in connection with the manufacture, distribution and sale of products that include Joint Technology.


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7.      OWNERSHIP, PROTECTION AND ENFORCEMENT OF TECHNOLOGY

7.l     Ownership.

               7.1.1 Licensor Technology. Licensor exclusively owns all right, title and interest in and to all Licensor Technology.

               7.1.2 Edelbrock Technology. Edelbrock exclusively owns all right, title and interest in and to all Edelbrock Technology.

               7.1.3 Joint Technology. Any Joint Technology AND/OR IMPROVEMENTS THERETO developed in connection with this Agreement is owned by the parties as joint tenants with right of survivorship with each party owning an undivided one-half (1/2) interest in the whole without a duty to account.

7.2     Protection and Enforcement.

               7.2.1 Licensor Technology. Licensor shall seek, prosecute and maintain all Intellectual Property Rights protection for, and enforce its rights against third parties in, the Licensor Technology, and shall pay all associated costs and expenses.

               7.2.2 Edelbrock Technology. Edelbrock has the exclusive right (but not the obligation) to seek, prosecute and maintain all Intellectual Property Rights protection for, and enforce its rights against third parties in, the Edelbrock Technology and shall pay all associated costs and expenses.

               7.2.3 Joint Technology. Edelbrock is entitled to apply for patent or other intellectual property protection for Joint Technology, the costs to be shared jointly. If, for whatever reason, Edelbrock does not wish to obtain a patent or other intellectual property protection for Joint Technology, Licensor may apply, at its own expense, for such protection and Edelbrock shall cooperate in any reasonable manner therein. Notwithstanding the foregoing, the parties will be and remain joint owners and continue to have all rights consistent with this Agreement as long as the patent or technological property Is covered under the license in Section 2.

7.3 Cooperation. The parties agree to cooperate fully with each other and to share in expenses related to the protection of their respective Intellectual Property Rights, and, at the prosecuting party's reasonable request and expense, in connection with the prosecution of the prosecuting party's Intellectual Property Rights.

7.4     Defense of Infringement Claims. Except for indemnified claims covered in
        Article 12, each party is responsible for the defense and settlement of, and shall pay all of its own


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        expenses (including attorneys' fees) of any and all claims by third parties arising out of or related to the rights, and licenses granted hereunder and all activities conducted in connection with this Agreement. Each party agrees to cooperate fully with the other party, at the defending party's reasonable request and expense, in connection with the defense of any such claim.

8.      TERM AND TERMINATION

8.1 Term. This Agreement commences on the Effective Date and, unless sooner terminated as provided below, remains in full force and effect in perpetuity.

8.2 Breach of Material Obligations. If a party materially breaches its obligations under this Agreement, the non-breaching party may terminate this Agreement if such breach remains uncured (or if the breach cannot be cured within the sixty (60) days, if the breaching party has failed to initiate steps to cure such breach) more than sixty (60) days after the non breaching party has given the breaching party written notice of the breach and of the non-breaching party's intent to terminate this Agreement.

8.3 Insolvency. If either party files a petition in bankruptcy, or if a petition in bankruptcy is filed against it, or if it becomes insolvent, or makes an assignment for the benefit of creditors or an arrangement pursuant to any bankruptcy law, the other party has the right to terminate this Agreement forthwith upon written notice,

8.4 Termination for Potential Infringement. IF EDELBROCK HAS PROOF OF INFRINGEMENT AND/OR MISAPPROPRIATION OF ANY THIRD PARTY INTELLECTUAL PROPERTY RIGHTS AS A RESULT OF EDELBROCK'S MANUFACTURE, USE AND SALE OF THE LICENSED PRODUCTS AND/OR NEW PRODUCTS, AND EDELBROCK CONSIDERS SUCH INFRINGEMENT AND/OR MISAPPROPRIATION TO BE A MATERIAL BREACH, EDELBROCK MAY TERMINATE THIS AGREEMENT PURSUANT TO SECTION 8.2.

8.5 Effect of Termination. If this Agreement terminates for any reason under 8.2, the parties have the rights and obligations set forth in this
        Section 8.5.

               8.5.1 Inventory. Edelbrock and Licensor have the right to sell and liquidate the parts for a period of six (6) months beginning from the date of termination.


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               8.5.2 Return or Destruction. Each party shall promptly return to the other party all tangible embodiments of Confidential Information, Intellectual Property Rights and all other proprietary information belonging to the other party, and all copies thereof (including without limitation, working drawings and blueprints), unless it provides reasonably satisfactory assurances that such embodiments and copies have been destroyed.

9.      CONFIDENTIALITY

9.1 Confidentiality Obligation. All Confidential Information of a party disclosed to the other party prior to or under this Agreement remains the exclusive property of the disclosing party. Each party agrees: (i) to take all reasonable measures necessary to protect the confidential nature of Confidential Information disclosed to it including notifying its sublicensees, distributors or anyone else with whom a party works to complete the purposes of this Agreement, of the confidential nature of such Confidential Information; (ii) except as provided in this Agreement, law or court order, not to disclose to third parties or copy any Confidential Information or allow any third party access to such Confidential Information without first obtaining the disclosing party's written consent and (iii) not to use, or permit others to use, any Confidential Information disclosed to it except for the purposes set forth herein.

9.2 Compelled Disclosure. If a party is required by law or court order to disclose any Confidential Information of the other party, that party shall: (i) notify the other party in writing as soon as possible, but in no event less than thirty (30) calendar days prior to any such disclosure; (ii) cooperate with the other party to preserve the confidentiality of such Confidential Information consistent with applicable law and (iii) use its best efforts to limit any such disclosure to the minimum disclosure necessary to comply.

9.3 Return of Confidential Information. Upon the reasonable request of the disclosing party, the receiving party shall return to the disclosing party all written or descriptive matter, including, without limitation, drawings, blueprints, descriptions or other papers or documents containing any proprietary information of the disclosing party.

9.4 Representation. Each party represents that any information it discloses in accordance with this Agreement does not breach any confidentiality obligations the disclosing party may have with third parties.

9.5 Additional Covenants. All confidential and proprietary information disclosed by the parties relating to this Agreement prior to the Effective Date is incorporated into the definition of "Confidential Information" and is subject to the terms and conditions of this Agreement.


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10.     REPRESENTATIONS AND WARRANTIES

10.1 Right to Enter Into Agreement. Each party represents that it has the right to enter into this Agreement and, to the best of its knowledge, there are no outstanding assignments, grants, licenses, encumbrances, obligations or agreements, either written or oral, express or implied, which are inconsistent with such party's obligations under this Agreement.

10.2 Title. Licensor represents and warrants that it is the exclusive owner of the Licensor Technology and the Licensed Products and has the full right and authority to grant the rights and licenses in this Agreement.

10.3 Infringement and Misappropriation. Licensor represents and warrants that the Licensor Technology and the Licensed Products do not infringe or misappropriate any Intellectual Property Rights of any third party, and further, that Edelbrock's use thereof will not give rise to such a claim. Licensor has not received any notice, claim or demand of infringement or claimed infringement, or of misappropriation or claimed misappropriation with respect to the Licensor Technology, Licensed Products or any of Licensor's Confidential Information, and to the best of Licensor's knowledge, no condition exists which would give rise to such a claim.

11.     INFRINGEMENT

11.1 Duty to Keep Watch. Each party agrees to keep diligent watch during the term of this Agreement to detect any products or processes which infringe or misappropriate, or potentially infringe or misappropriate, the Intellectual Property Rights of either party. Upon discovery of any such infringement or misappropriation, or suspected infringement or misappropriation, such party shall promptly notify the other party thereof.

11.2 Entitlement to Take Action. The parties have the right (but not the obligation) to undertake any demand, suit or other action on account of any infringement or misappropriation of its Intellectual Property Rights in respect to the Licensed Products, Licensor Technology, New Products and/or Licensed Products containing Joint Technology. If one party first undertakes a demand or other action described in this Section 11.2, the other party shall be notified by the party bringing the action and such other party may join in the action pursuant to the provisions of Section
        11.4 hereof, with both parties sharing equally the expenses and costs of such action. Should the other party decline to join in the action, the provisions of Section 11.3 shall control. Each party agrees to cooperate fully with the other party, as the other party may reasonably request, in connection with any such demand suit or other action.

11.3 Entitlement to Proceeds. If either party prosecutes any demand, suit or other action as provided in Section 11.2 hereof without the participation of the other party (and the mere


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        joining of the other party as a necessary party pursuant to Section 11.2 hereof shall not be deemed participation for purposes of this Section 11.3), the prosecuting party shall bear all expenses, legal or otherwise, and shall be exclusively entitled to all proceeds or recoveries resulting therefrom.

11.4 Entitlement to Proceeds for Joint Action. If the parties share expenses in prosecuting a demand, suit or other action as provided in Section
        11.2 hereof against an infringement or misappropriation, the proceeds thereof, if any, shall be distributed first to the parties to compensate them for their disbursements for such expenses, legal or otherwise, and then shall be divided between the parties in proportion to the relative amounts expended by the parties in instituting and prosecuting such demand, suit or other action.

12.     INDEMNIFICATION

12.1 Indemnification by Licensor. Licensor shall indemnify, defend and hold harmless Edelbrock, its affiliates, and their officers, directors, agents, employees, successors and assigns from and against any and all claims, losses, damages, expenses, obligations, penalties, demands, suits, procedures, assessments, judgments, costs and liabilities (including costs of collection, investigation, reasonable attorneys' fees and other costs of defenses) (collectively, "Losses") incurred by them, arising out of or relating to (i) any claim that Edelbrock's authorized use of any Licensed Products or of the Licensor Technology infringes or misappropriates a third party's Intellectual Property Rights; and (ii) any material breach of this Agreement by Licensor.

12.2 Indemnification by Edelbrock. Edelbrock shall indemnify, defend and hold harmless Licensor, its affiliates, and their officers, directors, agents, employees, successors and assigns from and against any and all Losses incurred by them. arising out of or relating to; (i) any unauthorized use by Edelbrock of any of the Licensor Technology; and
        (ii) any material breach of this Agreement by Edelbrock.

12.3 Procedure. The indemnified party (the "Beneficiary"), the Beneficiary promptly shall notify the indemnifying party (the "Indemnitor") of any third party claim. Failure to notify the Indemnitor does not relieve the Indemnitor of any liability which the Indemnitor may have, except to the extent that such failure materially prejudices the Indemnitor's legal rights.

12.4 Indemnitor's Obligation. The Indemnitor will conduct and control, through its own counsel and at its expense, the settlement or defense of such claim. The Beneficiary shall cooperate with the Indemnitor at the Indemnitor's expense. The Beneficiary may not enter into any settlement without consent of the Indemnitor, such consent not to be unreasonably withheld. The Indemnitor may not, without the Beneficiary's consent, settle or compromise any third party claim or consent to the entry of any judgment unless (i) it receives the prior written consent of the Beneficiary if any such settlement affects


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        Beneficiary's rights in its respective intellectual property, or (ii)
        such settlement, compromise or judgment involves only the payment of money by the Indemnitor, or provides for the unconditional release by the claimant or the plaintiff of the Beneficiary from all liability in respect of such claim.

13.     ADDITIONAL COVENANTS

13.1 Right Of First Refusal. Licensor grants Edelbrock the right of first refusal for the development, manufacture, marketing, distribution and sale of any products, that may be developed by Licensor after the Effective Date. Licensor shall first present Edelbrock a written proposal setting forth the terms proposed for the development, marketing, distribution and sale of the products. Edelbrock must accept or reject Licensor's proposal within 90 days following receipt of the written proposal. If Edelbrock rejects Licensor's proposal, Licensor may then seek to contract with a third party. If a third party presents to Licensor a proposal setting forth terms proposed for the development, marketing, distribution and sale of products, Licensor shall provide a written proposal to Edelbrock containing terms substantially identical to those proposed by the third party. If Edelbrock does not accept within 30 days following receipt of the written proposal, Licensor may contract with the third party on substantially the same terms proposed to Edelbrock. If Licensor offers to a third party royalty payment provisions substantially different than those not accepted by Edelbrock under this Section 13.1, Licensor must repeat the process described herein, allowing Edelbrock an opportunity to contract on such different proposed terms.

13.2 Laws and Regulations. The parties shall comply with all applicable laws, rules, regulations and orders of the United States of America, any and all agencies and courts thereof in connection with this Agreement and all transactions contemplated hereunder.

13.3 Export Laws. Each party agrees that the Confidential Information and their respective technology is subject to the Export Laws and Regulations of the United States and further agrees to comply with any and all export laws and regulations regarding the export and transfer of such Confidential Information and technology.

13.4 Assistance. At Edelbrock's reasonable request, Licensor shall provide all reasonable technical assistance relating to the Licensor Technology and the Licensed Products, including, without limitation, copies and documentation related thereto.

13.5 Race Trailer. For the earlier of either the Term of this Agreement, or, a period of three (3) years commencing upon the Effective Date, Edelbrock will provide to Licensor the use of a race trailer and tractor. Edelbrock will maintain ownership of and insurance on the trailer and tractor. The parties agree to split the costs related to the general maintenance and operation of such trailer and tractor plus the cost of the event, and each party will contribute up to $5000 a month, Licensor is solely responsible for any costs exceeding


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        such limit. Edelbrock shall pay for the costs of painting the tractor, trailer and Licensor's racing car. Licensor agrees to promote and market joint Licensed Products during the three year period. Edelbrock shall provide free of charge for Licensor's use, all marketing and promotional literature and products which shall remain the property of Edelbrock. At Licensor's expense, Licensor may acknowledge sponsors who are not competitors of Edelbrock, on the trailer and race car.

14.     MISCELLANEOUS

14.1 Survival. Sections 8.5 and Articles 7, 9, 10, 11, 12 and 14 survive any termination of this Agreement.

14.2 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement are to be in writing and are duly given if delivered personally or by overnight courier with delivery charges prepaid, or mailed by certified or registered mail, postage prepaid, receipt requested, or sent by telecopy, to the people and addresses set forth in EXHIBIT C, attached hereto or to such other person or address as either party may specify by notice in writing to the other party. All notices, requests, demands, waivers and communications are received on the date of delivery.

14.3 Binding Effect and Benefit. This Agreement inures to the benefit of and is binding upon the parties hereto and their successors and permitted assigns. Nothing in this Agreement, expressed or implied, confers on any person other than the parties hereto (or their successors and permitted assigns) any rights, remedies, obligations or liabilities.

14.4 Entire Agreement. This Agreement (and its exhibits) is the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior and contemporaneous agreements and understandings, oral and written.

14.5 Assignment and Change of Control. Neither party has the right to assign, transfer or encumber its rights or obligations under this Agreement or any portion thereof, without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed. Any attempted assignment that does not comply with this Section 14.5 is void and of no legal effect.

14.6 Relationship of the Parties. This Agreement creates no partnership, joint venture, franchise or agency between the parties. Each party is an independent contractor, solely responsible for the direction and compensation of its employees. Neither party has the right to assume or create, either directly or indirectly, any liability or any obligation of any kind, expressed or implied, in the name of or on behalf of the other party, and neither party shall represent that it has such authority.


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
14.7 Amendment and Waiver. This Agreement may only be waived or amended, if such waiver or amendment is in writing, specifically references this Agreement and is executed by the party to be bound. The waiver by either party of a breach of any provision of this Agreement does not operate as a waiver of any other breach. A party's failure or delay to exercise any right hereunder does not operate as a waiver.

14.8 Section Headings. The section headings of this Agreement are inserted for reference only and do not affect the meaning of this Agreement.

14.9 Counterparts. This Agreement may be executed in several counterparts, each of which is an original, and all of which are one and the same agreement.

14.10 Applicable Law and Jurisdiction. This Agreement is governed by and construed in accordance with the laws of the California, without regard to choice of laws principles. Subject to Section 10, each party waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each party further agrees that service by registered or certified mail, return receipt requested, delivered to such Licensor the address provided in EXHIBIT C, is effective service of process upon such party in any suit, action or proceeding.

14.11 Severability of Provisions. IF ANY PROVISION OF THIS AGREEMENT IS HELD TO BE ILLEGAL, INVALID OR OTHERWISE UNENFORCEABLE IN ANY JURISDICTION, THEN TO THE FULLEST EXTENT PERMITTED BY LAW (a) THE SAME SHALL NOT EFFECT THE OTHER TERMS OR PROVISIONS OF THIS AGREEMENT, AND (b) THE RIGHTS AND OBLIGATIONS OF THE PARTIES SHALL BE CONSTRUED AND ENFORCED ACCORDINGLY, PRESERVING TO THE FULLEST EXTENT THE INTENT OF THE PARTIES SET FORTH HEREIN.

14.12 Remedies. Each party acknowledges that, in view of the uniqueness of the transactions contemplated by this Agreement, a material breach or material failure to comply with the terms (other than payment terms) and obligations of this Agreement would cause irreparable harm to the business of other party and that such party would not have an adequate remedy at law for money damages. Therefore, each party agrees that the other party is entitled to seek specific performance and/or injunctive relief without the posting of bond or other security in addition to any other remedy to which it may be entitled hereunder or at law or in equity, in any court of competent jurisdiction against any such breach or noncompliance, All remedies provided for herein are cumulative, and the exercise of any particular remedy does not limit or preclude the exercise of any other remedy available to the non-breaching party.

15.     REJECTION OF LICENSE IN BANKRUPTCY

        If Licensor should file a petition under the bankruptcy laws of the United States, or that an involuntary petition shall be filed against Licensor, the parties intend that Edelbrock shall be protected in the continued enjoyment of its rights as Edelbrock hereunder to the maximum feasible extent including, without limitation, if it so elects, the protection conferred upon Edelbrock under Section 365(n) of Title 11 of the U.S. Code, or any similar provision of any applicable law. Licensor agrees that it will give Edelbrock reasonable prior notice of the filing of any voluntary or involuntary petition under any bankruptcy laws.

        Licensor Patents, Licensor Technology and Licensor's Improvements are deemed to be "intellectual property" as that term is defined in 11 U.S.C.
Section 101(52). All materials required to be delivered by Licensor to Edelbrock hereunder, and all material relating to the Licensor Patents, Licensor Technology, Licensor's Improvements and Licensed Products which, in the course of dealing between the parties under this Agreement, are customarily delivered, are considered to be "embodiments" of such Intellectual Property Rights for purposes of said Section 365(n). All written agreements entered into in connection with the parties' performance hereunder from time to time are considered agreements "supplementary" to this Agreement for purposes of said
Section 365(n).


                                     * * *


JG ENGINE DYNAMICS, INC.

By: /s/ JAVIER GUTIERREZ
   --------------------------------

Title: President
      -----------------------------

Date 6/16/00
    -------------------------------


AUTOMOTIVE SYSTEMS GROUP, INC.

By: /s/ SCOTT REVELL
   --------------------------------

Title: V. President
      -----------------------------

Date June 16, 2000
    -------------------------------


EDELBROCK CORPORATION

By: /s/ O. VICTOR EDELBROCK
   --------------------------------

Title: President & CEO
      -----------------------------

Date 6-16-00
    -------------------------------

                                    EXHIBIT A

Licensor Intellectual Property

Licensor Patents: None

Edelbrock Intellectual Property

                                   EXHIBIT B

                                  ROYALTY TERMS


1. Edelbrock will pay to Licensor five percent (5%) of Net Sales, as defined in Section 1.8, as of the 25th of each month payable on the 10th of the following month.

2. Licensor has the right to purchase Licensed Products developed by Edelbrock at a cost of current warehouse distributor rates less 10%. Such sale to Licensor will not include a royalty, rep agreement or advertising allowance.

3. Licensor agrees to sell Licensed Products at rates which are competitive with Edelbrock's warehouse distributors.

4. Licensor agrees to endorse other Edelbrock non-Licensed Products and will do so only with the prior written consent of Edelbrock (at a rate of 2.5 % of Net Sales). If Licensor is able to refine and develop Improvements to Edelbrock's Non-Licensed Products, with Edelbrock's consent (at a rate of 5% of Net Sales).

5. On all purchase products of $50,000 or greater by Licensor from Edelbrock, Licensor shall have a term of 120 days to pay or Edelbrock shall drop ship at no additional charge and payment will be at the normal terms.

               WARRANTS/STOCK OPTION AGREEMENT AND TREASURY STOCK

Subject to and upon the execution of this Agreement, the parties agree to enter a Warrant/Stock Option Agreement that will contain the following provisions:
Edelbrock agrees to provide to Licensor 80,000 shares; 25% vesting over four (4) years in which the first vesting shall be June 1, 2001, good for 10 years. The stock price to be valued at the rate on the day the Agreement is executed which shall be eleven dollars per share. Additionally, upon execution of this Agreement and the Warrants/Stock Option Agreement, Edelbrock shall provide to Licensor Twenty Thousand (20,000) shares of Edelbrock Stock from Edelbrock's treasury account for Licensor's immediate uses.

                                    EXHIBIT C


                Notice Addresses                     Charles Schwab
                  For Licensor:               FBO JG Engine Dynamics, Inc.
            JG Engine Dynamics, Inc.             Acct Number: 47567037
                Javier Gutierrez                    DTC 0164 Code 40
           431 S. Raymond Avenue #102              101 Montgomery St.
           Alhambra, California 91803            San Francisco, CA 94104
                Ph: 626-281-5326                   Tax ID 96-1737782
               Cell: 626-675-7901
                Fax: 626-281-5306


                         Automotive Systems Group, Inc.
                             C/O Light Speed Racing
                               Attn: Scott Revell
                              6644 San Fernando Rd.
                           Glendale, California 91201
                                Ph: 818-956-7933
                                Fax: 818-956-5160

                                 For Edelbrock:
                              Edelbrock Corporation
                             Attn: Jeffrey Thompson
                             2700 California Street
                           Torrance, California 90503
                                Ph: 310-972-2701
                                Fax: 310-320-3964